SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             C&D TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      4.    Proposed maximum aggregate value transaction:

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      5.    Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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      2.    Form, Schedule or Registration Statement No.:

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      3.    Filing Party:

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      4.    Date Filed:

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

C & D TECHNOLOGIES, INC.
      --------------------------------------------------------------------------
      Power Solutions

Letter to Our Stockholders ................................................  iii

Annual Meeting Summary ....................................................    v

Proxy Statement ...........................................................    1

Principal Stockholders ....................................................    4

Beneficial Ownership ......................................................    5

Election of Directors .....................................................    6

Current Executive Officers ................................................    8

Report of the Audit Committee .............................................   10

Executive Compensation ....................................................   12

Compensation Committee Report .............................................   20

Stock Price Performance Graph .............................................   24

Proxy Statement 2002

Invitation to Annual Meeting

                 C&D Technologies, Inc., 1400 Union Meeting Road
                    Blue Bell, PA 19422-0858, (215) 619-2700

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                                       ii

                                                      April 29, 2002

Dear Stockholder:

      We cordially invite you to attend the Annual Meeting of Stockholders of C&D Technologies, Inc. to be held on Wednesday, May 29, 2002, at 10:00 a.m., at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania. Your Board of Directors and management look forward to personally greeting you there.

      Whether or not you plan to attend, your shares will be represented and voted at the Annual Meeting if you promptly complete, sign, date and return the enclosed proxy card in the envelope we have provided.

      We thank you for your cooperation and continued support.

                                            Sincerely,

                                            /s/ William Harral, III
                                            WILLIAM HARRAL, III
                                            Chairman of the Board


                                       iii
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                                       iv

                             C&D TECHNOLOGIES, INC.
                             1400 Union Meeting Road
                          Blue Bell, Pennsylvania 19422

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 29, 2002

      The Annual Meeting of Stockholders of C&D Technologies, Inc. ("C&D") will be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania, on Wednesday, May 29, 2002, at 10:00 a.m., for the following purposes:

      1.    To elect directors of C&D for the ensuing year.

      2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for C&D for the fiscal year ending January 31, 2003.

      3. To transact such other business as may properly come before the meeting and any adjournments of the meeting.

      Stockholders of record at the close of business on April 11, 2002 will be entitled to vote at the meeting.

      If you are unable to be present personally, please sign and date the enclosed proxy, which is being solicited by the Board of Directors, and return it promptly in the enclosed envelope.

                                              BY ORDER OF THE BOARD
                                              OF DIRECTORS

                                              /s/ Linda R. Hansen
                                              LINDA R. HANSEN
                                              Secretary

April 29, 2002

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

                             C&D TECHNOLOGIES, INC.

                             1400 Union Meeting Road
                          Blue Bell, Pennsylvania 19422

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 29, 2002

      Your proxy is solicited by and on behalf of the Board of Directors of C&D Technologies, Inc. ("C&D", "we" or "our") to be used at the Annual Meeting of Stockholders to be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania, on Wednesday, May 29, 2002 at 10:00 a.m., and at any adjournment of the meeting. The following questions and answers provide important information about the Annual Meeting and this Proxy Statement.

What am I voting on?

o     Election of directors

o Ratification of the appointment of PricewaterhouseCoopers LLP as C&D's independent accountants for the fiscal year ending January 31, 2003

Who is entitled to vote?

      Stockholders as of the close of business on April 11, 2002 (the "Record Date") are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of Common Stock held on the Record Date.

How do I vote?

      You should sign and date each proxy you receive and return it in the enclosed, self-addressed envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf FOR the election of the eight directors and FOR the ratification of the independent accountants.

How are proxies solicited?

      C&D will bear the cost of the solicitation of proxies. We will make solicitations initially by first class mail; however, officers and regular employees of C&D may solicit proxies personally or by telephone or the internet. We will not compensate those persons specifically for these services. C&D will reimburse brokers, banks, custodians, nominees and fiduciaries holding shares of Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of these shares.

      We are mailing this Proxy Statement to stockholders on or about April 29, 2002.

How should I sign the proxy?

      You should sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as attorney, executor, administrator, guardian, trustee, or the officer or agent of a company), you should indicate your name and title or capacity. If you hold the stock in custody for a minor (for example, under the Uniform Transfers to Minors Act), you should sign your own name as custodian, not the name of the minor. If you hold the stock in joint ownership with another person or persons, one owner may sign on behalf of all the owners.

May I revoke my proxy?

      You have the right to revoke your proxy at any time before the meeting by
(1) delivering a written revocation to the Secretary of C&D or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.

What does it mean if I receive more than one proxy card?

      If you hold shares registered in more than one account, you will receive a proxy card for each account. You should sign and return all proxies so that all your shares will be voted.

Who will count the votes?

      Representatives of Mellon Investor Services, L.L.C., C&D's transfer agent, will tabulate the votes and act as independent inspectors for the election.

What constitutes a quorum?

      We are required to have a quorum to hold the Annual Meeting. A quorum is a majority of the outstanding shares, present or represented by proxy. As of the Record Date, 25,959,600 shares of Common Stock were issued and outstanding. Abstentions and broker non-votes (which we define below) are counted as if stockholders were present for purposes of determining whether a quorum is present at the meeting.

How many votes are needed for the approval of each item?

      There are differing requirements for the approval of the proposals. Voting in the election of directors is not cumulative; directors will be elected by a plurality of the votes cast at the Annual Meeting, which means that the eight nominees with the most votes will be elected directors. We will count only votes cast for a nominee. Accordingly, abstentions and broker non-votes are not counted for purposes of voting in the election of directors. Your proxy will be voted FOR the eight nominees described in this Proxy Statement unless you instruct us to the contrary in your proxy.

What is a "broker non-vote"?

      A "broker non-vote" occurs when a stockbroker submits a proxy that does not indicate a vote for a proposal because the stockbroker has not received instructions from the beneficial owners on how to vote on the proposal and does not have the authority to vote without instructions.

What percentage of C&D Common Stock do directors and executive officers own?

      Together, our directors and executive officers owned approximately 2.9% of our Common Stock on March 1, 2002. We have provided you with details on pages 5 and 8.

Who are the largest stockholders?

      As of March 1, 2002, FMR Corporation owned 3,371,060 shares (or 13.0%), J.L. Kaplan Associates, LLC owned 2,224,573 shares (or 8.6%), Barclays Global Investors N.A. owned 1,926,692 shares (or 7.4%) and Paradigm Capital Management, Inc. owned 1,644,720 shares (or 6.3%). See page 4 for details.

What is the deadline for submitting stockholder proposals at our 2003 annual meeting?

      Any stockholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the Securities and Exchange Commission ("SEC"), wishes to submit a proposal for inclusion in C&D's proxy statement for its 2003 annual meeting of stockholders must deliver such proposal in writing to C&D's Secretary at C&D's principal executive offices at the address at the front of this proxy statement no later than December 30, 2002.

      Pursuant to Article II, Section 11 of C&D's By-laws, if a stockholder wishes to present at C&D's 2003 annual meeting of stockholders (i) a proposal relating to nominations for and election of directors or (ii) a proposal relating to a matter other than nominations for and election of directors, otherwise than pursuant to Rule 14a-8 of the proxy rules of the SEC, the stockholder must comply with the provisions relating to stockholder proposals set forth in C&D's By-laws, which are summarized below. Written notice of any such proposal containing the information required under C&D's By-laws, as described herein, must be delivered in person, by first class United States mail, postage prepaid or by reputable overnight delivery service to C&D's Secretary at C&D's principal executive offices at the address at the front of this proxy statement during the period commencing on December 30, 2002 and ending on January 29, 2003.

      A written proposal of nomination for a director must set forth (a) the name and address of the stockholder who intends to make the nomination (the "Nominating Stockholder"), (b) the name, age, business address and, if known, residence address of each person so proposed, (c) the principal occupation or employment of each person so proposed for the past five years, (d) the number of shares of capital stock of C&D beneficially owned within the meaning of SEC Rule 13d-3 by each person so proposed and the earliest date of acquisition of any such capital stock, (e) a description of any arrangement or understanding between each person so proposed and the Nominating Stockholder with respect to such person's proposal for nomination and election as a director and actions to be proposed or taken by such person as a director, (f) the written consent of each person so proposed to serve as a director if nominated and elected as a director and (g) such other information regarding each such person as would be required under the proxy solicitation rules of the SEC if proxies were to be solicited for the election as a director of each person so proposed. The candidates nominated by stockholders for election as a member of C&D's Board of Directors who will be eligible to be considered or acted upon for election at the 2003 annual meeting will be those nominated in accordance with the By-law provisions summarized in this section, and any stockholder nominee not nominated in accordance with such provisions will not be considered or acted upon for election as a director at such meeting of stockholders.

      A stockholder proposal relating to a matter other than a nomination for election as a director must set forth information regarding the matter equivalent to the information that would be required under the proxy solicitation rules of the SEC if proxies were solicited for stockholder consideration of the matter at a meeting of stockholders. Only stockholder proposals submitted in writing in accordance with the By-law provisions summarized above will be eligible for presentation at the 2003 annual meeting of stockholders, and any matter not submitted to C&D's Board of Directors in accordance with such provisions will not be considered or acted upon at such meeting.

                             PRINCIPAL STOCKHOLDERS

      As of March 1, 2002, the persons listed in the following table were the only persons known to us (based on information set forth in Schedules 13G filed with the SEC) to be the beneficial owners of more than five percent of our outstanding shares of Common Stock.

                                                    Shares of
      Name and Address of                          Common Stock        Percent
        Beneficial Owner                         Beneficially Owned    of Class
        ----------------                         ------------------    --------

FMR Corporation (1)..........................         3,371,060         13.0%
82 Devonshire Street
Boston, Massachusetts 02109

J.L. Kaplan Associates, LLC (2)..............         2,224,573          8.6%
222 Berkeley Street
Boston, Massachusetts 02116

Barclays Global Investors N.A. (3)...........         1,926,692          7.4%
45 Freemont Street
San Francisco, California 94105

Paradigm Capital Management, Inc. (4)........         1,644,720          6.3%
9 Elk Street
Albany, New York 12207

----------
(1) Based on the Schedule 13G, dated February 14, 2002, filed by FMR Corporation. This party has sole voting power with respect to 327,300 shares and sole dispositive power with respect to all the shares listed opposite its name in the table.

(2) Based on the Schedule 13G, dated February 6, 2002, filed by J.L. Kaplan Associates, LLC. This party has sole voting power with respect to 1,632,800 shares and sole dispositive power with respect to all the shares listed opposite its name in the table.

(3) Based on the Schedule 13G, dated February 11, 2002, filed by Barclays Global Investors N.A. This party has sole voting power with respect to 1,766,692 shares and sole dispositive power with respect to all the shares listed opposite its name in the table.

(4) Based on the Schedule 13G, dated February 14, 2002, filed by Paradigm Capital Management, Inc. This party has shared voting and dispositive power with respect to all the shares listed opposite its name in the table.

                       BENEFICIAL OWNERSHIP OF MANAGEMENT

      The following table sets forth, as of March 1, 2002, the beneficial ownership of our Common Stock held by our directors and nominees for directors, each executive officer who is named in the Summary Compensation Table and all directors and executive officers as a group.

                                                                         Shares of
                                                                       Common Stock                  Percent
Name of Person or Identity of Group                                 Beneficially Owned(1)          of Class(1)
-----------------------------------                                 ---------------------          -----------
Directors and
Nominees for Directors:

William Harral, III .............................................         48,121                         *
Wade H. Roberts, Jr .............................................        165,340                         *
Stephen J. Andriole (2) .........................................          7,298                         *
Adrian A. Basora (2) ............................................         11,943                         *
Peter R. Dachowski ..............................................         11,171                         *
Kevin P. Dowd ...................................................         21,600                         *
Robert I. Harries ...............................................          2,000                         *
Pamela S. Lewis .................................................         19,850                         *
George MacKenzie ................................................         14,826                         *
John A. H. Shober ...............................................         29,747                         *

Named Executive Officers Who Are Not Directors:

Charles R. Giesige, Sr ..........................................         34,226                         *
Linda R. Hansen .................................................         35,990                         *
Apostolos T. Kambouroglou .......................................        133,441                         *
Stephen E. Markert, Jr ..........................................        128,303                         *
John C. Rich (3) ................................................         21,678                         *

All directors and executive
  officers as a group (19 persons) ..............................        760,585                       2.9%

----------
      *     Less than 1% of outstanding shares of Common Stock

      (1) The shares of Common Stock beneficially owned as of March 1, 2002 include fully vested and presently exercisable options, and options that will vest within 60 days after such date, to purchase (a) 16,000 shares for each of Messrs. Harral, Dowd and Shober and Dr. Lewis; (b) 9,416 shares for Mr. Dachowski; (c) 12,000 shares for Mr. MacKenzie; (d) 140,000 shares for Mr. Roberts; (e) 32,167 shares for Ms. Hansen; (f) 112,167 shares for Mr. Markert; (g) 31,000 shares for Mr. Giesige; (h) 99,800 shares for Mr. Kambouroglou; and (i) 600,393 shares for all executive officers and directors as a group. In determining Percent of Class, the number of shares outstanding includes shares issuable to the specific director, officer or group identified in the table, on exercise of stock options within 60 days of March 1, 2002, but no other shares issuable on exercise of stock options by any other person.

      (2) Messrs. Andriole's and Basora's terms expire as of the Annual Meeting, and they are not standing for re-election.

      (3)   Dr. Rich served as an Executive Officer until August 7, 2001.

                              ELECTION OF DIRECTORS

      At the Annual Meeting, you will be electing eight directors, which constitutes the entire Board of Directors. Each nominee for director has consented to being named as a nominee in this Proxy Statement and to serve if elected. However, if any nominee should become unable to serve as a director for any reason, the named proxies will vote for a substitute nominee designated by the Board of Directors or, if none is so designated, will vote according to their judgment.

      Directors are elected annually to serve until the next annual meeting of stockholders or until their successors have been elected or until their retirement at age 70 pursuant to the provisions of the charter of the Corporate Governance Committee.

      Recommendation. The Board of Directors recommends a vote FOR the eight nominees for election as directors at the Annual Meeting.

      The names of the eight nominees for director and certain information regarding them are as follows:

Name of Nominees for Director                                                Age
-----------------------------                                                ---

William Harral, III (1)(2)(3).............................................    62
Wade H. Roberts, Jr. (2)..................................................    55
Peter R. Dachowski (1)....................................................    53
Kevin P. Dowd (1).........................................................    53
Robert I. Harries.........................................................    58
Pamela S. Lewis (4).......................................................    45
George MacKenzie (4)......................................................    52
John A. H. Shober (2)(3)(4)...............................................    68

----------
(1)   Member of the Compensation Committee.
(2)   Member of the Corporate Governance Committee.
(3)   Member of the Nominating Sub-Committee.
(4)   Member of the Audit Committee.

      William Harral, III has been a director of C&D since July 1996 and Chairman of the Board since April 1999. He is currently President of the Barra Foundation, a private Foundation located in Wyndmoor, PA. He was formerly acting Dean of LeBow College of Business, Drexel University in Philadelphia, Pennsylvania. From June 1997 to December 1999, Mr. Harral served as Senior Counselor for The Tierney Group, a strategic communications company. He was President and Chief Executive Officer of Bell Atlantic - Pennsylvania, Inc. (formerly Bell of Pennsylvania) from 1994 to March 1997. Mr. Harral also served as a director of Bell Atlantic - Pennsylvania, Inc. and serves on the board of The Bryn Mawr Trust Company, a commercial bank.

      Wade H. Roberts, Jr. joined C&D as President and Chief Operating Officer in October 1998 and became Chief Executive Officer in April 1999. Prior to joining C&D, Mr. Roberts was Vice President and Group Executive of IDEX Corporation and President of its Hale Products, Inc. subsidiary, a manufacturer of vehicle mounted fire pumps and the "Jaws of Life(TM)," from 1994 to 1998.

      Stephen J. Andriole has been a director of C&D since November 2000 and will not be standing for re-election at the Annual Meeting. He is the Thomas G. LaBrecque Professor of the Department of Design & Information Technology, College of Commerce and Finance at Villanova University. Prior to that he was the Founder and Chief Technology Officer for TechVest Co., a new economy consulting consortium that identifies and leverages technology trends to help clients optimize business technology investments. From 1997 to 2000 he was the Senior Vice President and Chief Technology Officer for Safeguard Scientifics, Inc. Prior to that he served as Senior Vice President for Technology Strategy and Chief Technology Officer for CIGNA Corporation. Dr. Andriole is also a director of iMedium, Inc., Broadreach Consulting and STORM Systems.

      Adrian A. Basora has been a director of C&D since November 1999 and will not be standing for re-election at the Annual Meeting. He has been President of the Eisenhower Exchange Fellowships, an international leadership organization, since June 1996. From 1992 to 1995 he was a U.S. Ambassador to the Czech Republic, and served as National Security Council Director for European Affairs at the White House from 1989 to 1991. Mr. Basora is a Governor of the Philadelphia Stock Exchange and is affiliated with the Foundation for a Civil Society, the Foreign Policy Research Institute and the Council on Foreign Relations. He is also a member of the Board of Directors of Quaker Investment Trust.

      Peter R. Dachowski has been a director of C&D since February 2000. He has been President of Isover, the worldwide Insulation Division of Compagnie de Saint-Gobain since 1996. He was, from 1994 to 1996, Executive Vice President of Saint-Gobain's subsidiary, CertainTeed Corporation, responsible for both exterior building products and insulation activities, following a series of financial and operating positions with CertainTeed, including Vice President and Treasurer, Division President and Group Vice President. He serves or has served as Chairman or member of a number of supervisory boards of various European and South American affiliates of Saint-Gobain, two of which had shares traded on the Frankfurt and Mexico City exchanges. He is an international trustee of International House of Philadelphia and a member of the Advisory Council to the Graduate School of Business, University of Chicago.

      Kevin P. Dowd has been a director of C&D since January 1997. He was formerly a director, President and Chief Executive Officer of Checkpoint Systems, Inc., a manufacturer and supplier of electronic security systems for retail and commercial customers. Mr. Dowd was President and Chief Operating Officer of Checkpoint Systems from 1993 to 1995 and prior to that served as the Executive Vice President of Checkpoint Systems. Mr. Dowd is also a director of Holy Redeemer Health System, MAB Paints, Inc and NoVo Vascular, Inc.

      Robert I. Harries is a director nominee. He is Senior Vice President and General Manager of FMC Corporation's Industrial Chemicals Group and Shared Services. He was elected vice president in 1992. Prior to joining FMC, Mr. Harries spent five years in management consulting with McKinsey & Company and three years in financial management with W.R. Grace. He is on the Board of Advisors of the Metropolitan Career Center and is a former member of its Board of Directors.

      Pamela S. Lewis has been a director of C&D since June 1998. Dr. Lewis is currently Chief Operating Officer and President-Elect of Queens College located in Charlotte, NC. She will assume the Presidency effective July 1, 2002. Formerly, Dr. Lewis served as Dean of the McColl School of Business at Queen's College, beginning June 2000. From June 1997 through May 2000, she was a Professor of Management and Dean of LeBow College of Business, Drexel University in Philadephia, Pennsylvania. Prior to her association with Drexel University, Dr. Lewis served as professor and administrator in the Department of Management at the University of Central Florida from 1987 to 1997. Her professional specialization is in the field of strategic planning, with a particular emphasis on competitive and marketing strategy. Dr. Lewis is also a director of Charming Shoppes, Inc.

      George MacKenzie has been a director of C&D since April 1999. He is Executive Vice President and Chief Financial Officer of GLATFELTER. He was formerly Vice Chairman of the Board of Hercules, Incorporated, a specialty chemical company. During his 22 years with Hercules, Incorporated, Mr. MacKenzie held a number of senior management and financial positions. He serves on the Board of Trustees of the Medical Center of Delaware and is a member of the Investment Committee and Accounting Advisory Board at the University of Delaware. Mr. MacKenzie is also a member of both the American and the Pennsylvania Institutes of Certified Public Accountants. He is a director of Central Vermont Public Service Corporation.

      John A. H. Shober has been a director of C&D since July 1996. He has been a director of Penn Virginia Corporation, a natural resources company, from 1989 to 2001, and was Vice Chairman of its board of directors from 1992 to 1996, and President and Chief Executive Officer from 1989 to 1992. Mr. Shober is also a director of Airgas, Inc., Ensign-Bickford Industries, Inc., First Reserve Corporation, Hercules, Incorporated, MIBRAG mbH, and several other organizations, including The Eisenhower Fellowships.

                           CURRENT EXECUTIVE OFFICERS

      Our current executive officers, and certain information regarding them other than Mr. Roberts, whose information is included under "Election of Directors," are as follows:

                                                                                        Shares of Common
                                                                                       Stock Beneficially
                                                                                           Owned as of
Name                                      Offices with C&D                     Age        March 1, 2002
----                                      ----------------                     ---        -------------
Mark D. Amatrudo .................     Vice President and General               45            3,835
                                         Manager - Motive Power Division
Kathryn R. Bullock ...............     Vice President - Technology              56           17,115
David A. Fix .....................     Vice President and General               46           16,958
                                         Manager - Powercom Division
Charles R. Giesige, Sr ...........     Vice President and General               46           34,226
                                         Manager - Dynasty Division
Linda R. Hansen ..................     Vice President, General Counsel          54           35,990
                                         and Corporate Secretary
James D. Johnson .................     Vice President and General               44           21,250
                                         Manager - Power Electronics
                                         Division
Apostolos T. Kambouroglou ........     Vice President - Operations              59          133,441
Stephen E. Markert, Jr ...........     Vice President - Finance and             50          128,303
                                         Chief Financial Officer
John A. Velker ...................     Vice President - Corporate               49           17,894
                                         Development

----------

      Mark D. Amatrudo was appointed Vice President and General Manager - Motive Power Division in January 2001. Prior to joining C&D, Mr. Amatrudo spent seven years as President of Shoreline Associates, Inc. In that capacity, Mr. Amatrudo consulted for a number of well-known international public and privately held electronics, computer, telecommunications manufacturing and service companies. Prior to that he had been chief financial officer of TIE/communications, Inc. and Vice President, Finance, for the Dual-Lite Division of Insilco Corporation.

      Kathryn R. Bullock was appointed Vice President - Technology in December 1999. Prior to joining C&D, Dr. Bullock was employed by Medtronic, Inc., a manufacturer of medical devices, as a Product Development Manager from 1996 to 1999. Dr. Bullock held the position of Technical Manager at AT&T Bell Laboratories, a telecommunications services and equipment manufacturer, from 1991 to 1996.

      David A. Fix was appointed Vice President and General Manager - Powercom Division in March 2001. He held the title of Vice President - Powercom Sales from July 1999 through February 2001. Prior to joining C&D, Mr. Fix was Vice President, Sales and Marketing for Pyron, Inc., a manufacturer of high-grade metal powders, from August 1995 through July 1999.

      Charles R. Giesige, Sr. was appointed Vice President and General Manager - Dynasty Division in March 1999. Prior to joining C&D, Mr. Giesige spent fifteen years with Johnson Controls, Inc., a leading supplier of automotive seating, interiors, batteries and facility management and control systems. In that time he held numerous financial and senior level management positions, including General Manager of the Specialty Battery Division.

      Linda R. Hansen was appointed Vice President, General Counsel and Corporate Secretary in June 1999. Prior to joining C&D, Ms. Hansen held the positions of Vice President, General Counsel and Secretary of BetzDearborn, Inc. from July 1997 through October 1998. Ms. Hansen previously held positions including Senior Vice President, General Counsel with Fisher Scientific Company and its predecessor in interest, Curtin Matheson Scientific, Inc., from 1987 to 1997.

      James D. Johnson was appointed Vice President and General Manager - Power Electronics Division in August 2001, and has also held the title of Vice President, Operations for the Division since joining C&D in August 1998. From 1996 through 1998, Mr. Johnson worked for Interpoint, a CRANE CO. company, which designs miniature, high-density power converters and microelectronic circuits for aerospace, defense, implantable medical devices and other applications. Mr. Johnson held various senior level management positions with his former employer, including Vice President of Operations.

      Apostolos T. Kambouroglou was appointed Vice President - Operations effective November 1997. He held the title of Vice President and General Manager
- Motive Power Systems from February 1995 until November 1997. He joined C&D in March 1991 as Plant Manager of the Conyers, Georgia plant, and subsequently held the positions of Senior Director - Standby Operations and Vice President - Operations, C&D Powercom.

      Stephen E. Markert, Jr. was appointed Vice President - Finance and Chief Financial Officer in February 1995. He joined C&D in May 1989 as Corporate Controller.

      John A. Velker was appointed Vice President - Corporate Development in November 1999. From 1996 to 1998, Mr. Velker was with Dominion Group Limited, an investment banking and merchant banking firm focusing on telecommunications, first as Vice President, and later as Senior Vice President.

                          BOARD COMMITTEES AND MEETINGS

      The Board of Directors has established a Compensation Committee, an Audit Committee, a Corporate Governance Committee and a Nominating Sub-Committee. The Compensation Committee reviews the compensation of executives (including awards pursuant to our Management Incentive Compensation Plan) and administers our Stock Option Plans. The Audit Committee, which is comprised of directors who are not officers or employees of C&D, reviews the scope of the independent audit, our quarterly and year-end financial statements and other matters relating to our financial affairs. The Corporate Governance Committee is generally responsible for Board operations and effectiveness, meeting agendas, Board compensation and compliance with stock ownership guidelines. The Nominating Sub-Committee identifies and evaluates candidates for election as members of the Board of Directors and makes Committee assignments. It will consider nominees recommended by stockholders in writing in accordance with the Company's By-laws. See page 3 for details.

      The Board of Directors held seven meetings during the year ended January 31, 2002. The Compensation Committee held four meetings, the Audit Committee held eight meetings, the Corporate Governance Committee held four meetings and the Nominating Sub-Committee held three formal meetings and several informal meetings. During the last fiscal year, none of the directors attended fewer than 90% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board of Directors on which such director served during such year.

                          REPORT OF THE AUDIT COMMITTEE

      The Audit Committee is comprised of three directors, none of whom is an officer of C&D and all of whom are considered "independent" under the listing standards of the New York Stock Exchange. The Board of Directors has adopted a written charter for the Audit Committee.

      Management has the primary responsibility for C&D's financial statements and the financial reporting process, including the system of internal controls. C&D's independent accountants are responsible for performing an independent audit of C&D's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. Under the Audit Committee's charter, the Audit Committee is responsible for monitoring, on behalf of our Board of Directors, C&D's financial reporting process and C&D's internal controls and accounting practices. The Audit Committee is also responsible for confirming the independence of C&D's independent accountants.

      The Audit Committee has reviewed C&D's audited consolidated financial statements and discussed those statements with management. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, C&D's independent public accountants during the fiscal year ended January 31, 2002, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees, as amended).

      The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP matters relating to its independence. The Audit Committee also considered the compatibility of the provision of non-audit services by PricewaterhouseCoopers LLP with the maintenance of PricewaterhouseCoopers LLP 's independence.

      On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that C&D's audited consolidated financial statements be included in C&D's Annual Report on Form 10-K for the fiscal year ended January 31, 2002, and be filed with the Securities and Exchange Commission.

      FEES OF INDEPENDENT ACCOUNTANTS

      Audit Fees: The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for C&D's annual financial statements for the fiscal year ended January 31, 2002, and for the reviews of the financial statements included in C&D's Quarterly Reports on Form 10-Q for that fiscal year, were $582,400.

      Financial Information Systems Design and Implementation Fees: During the year ended January 31, 2002, PricewaterhouseCoopers LLP rendered no professional services to C&D in connection with the design and implementation of financial information systems.

      All Other Fees: In addition to the fees described above, aggregated fees of $1,258,200 were billed by PricewaterhouseCoopers LLP during the year ended January 31, 2002, primarily for the following professional services:

         Audit-related services (1)    $   98,300
         Other (2)                     $1,159,900

      (1) Audit related fees include fees for the issuance of consents, audits of C&D's employee benefit plans, audit of financial statements of an acquired business and accounting consultation.

      (2)   Other fees primarily includes fees for due diligence services.

      The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

                                                         George MacKenzie, Chair
                                                         Pamela S. Lewis
April 11, 2002                                           John A. H. Shober

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

      The following table sets forth information concerning annual and long-term compensation we paid for each of the last three fiscal years to our President and Chief Executive Officer, our four other most highly compensated executive officers as of January 31, 2002 and one former executive officer who was not serving in that position as of January 31, 2002.

                                                                                         Long Term
                                                       Annual Compensation              Compensation
                                                       -------------------              ------------
                                                                                         Securities
                                                                                         Underlying                    All
            Name and                   Fiscal      Salary (1)                          Options Granted         Other Compensation(3)
       Principal Position               Year           ($)         Bonus (2) ($)             (#)                         ($)
---------------------------------    ---------    -------------    ---------------    -----------------       ----------------------
Wade H. Roberts, Jr.                    2002        $470,038                --               51,200                 $  5,966
  President and Chief                   2001         401,746          $271,150               60,000                    6,632
  Executive Officer                     2000         337,539           164,588               50,000                    3,072

Charles R. Giesige, Sr.                 2002         160,839                --               14,760                    5,743
  Vice President and                    2001         153,167            97,498               16,200                    5,958
  General Manager -                     2000         128,333            57,074               22,000                    2,630
  Dynasty Division

Linda R. Hansen                         2002         213,286                --               17,280                    6,279
  Vice President, General               2001         200,269           108,493               20,000                    1,823
  Counsel and Corporate                 2000         104,115            96,200               20,000                      864
  Secretary

Apostolos T. Kambouroglou               2002         158,344                --               10,860                    4,986
  Vice President                        2001         153,728            69,247               15,000                    5,229
  Operations                            2000         145,850            49,092               14,400                    6,063

Stephen E. Markert, Jr.                 2002         194,843                --               15,780                    6,246
  Vice President -                      2001         185,542            96,010               20,000                    5,895
  Finance and Chief                     2000         173,353            67,645               20,000                    6,054
  Financial Officer

John C. Rich                            2002         233,300                --               12,780                    9,247
  Vice President and                    2001         194,271           128,148               15,000                  129,496(4)
  General Manager -                     2000              --                --                   --                       --
  Power Electronics Division

----------
      (1) Includes amounts deferred under our Nonqualified Deferred Compensation Plan. Does not include the value of certain personal benefits. The estimated value of those personal benefits for each listed officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus paid to that officer for the relevant fiscal year.

      (2) Represents incentive compensation under our Management Incentive Compensation Plan. Includes amounts deferred under our Nonqualified Deferred Compensation Plan.

      (3) Except as otherwise noted, these amounts represent employer matching contributions under our Savings Plan and term life insurance premiums paid by C&D. The amounts for the fiscal year ended January 31, 2002 are as follows: (a) $3,644 for the Savings Plan and $2,322 for term life insurance for Mr. Roberts; (b) $5,254 for the Savings Plan and $489 for term life insurance for Mr. Giesige; (c) $5,143 for the Savings Plan and $1,136 for term life insurance for Ms. Hansen; (d) $3,521 for the Savings Plan and $1,465 for term life insurance for Mr. Kambouroglou; (e) $5,292 for the Savings Plan and $954 for term life insurance for Mr. Markert; and (f) $5,647 for the Savings Plan and $3,600 for term life insurance for Dr. Rich.

      (4) Includes relocation and tax gross-up reimbursement in Fiscal 2001 of $126,528.

                          Option Grants in Fiscal 2002

     The following table presents certain information concerning the stock options we granted to our President and Chief Executive Officer and the executive officers named in the Summary Compensation Table during the year ended January 31, 2002.

                                                                 Individual Grants
                               ---------------------------------------------------------------------------------------
                                   Number of           % of Total
                                   Securities            Options         Exercise                          Grant
                               Underlying Options      Granted to          Price       Expiration           Date
                                    Granted           Employees in          Per           Date         Present Value
Name                                  (#)              Fiscal Year         Share           (3)              (4)
--------------------------     ------------------     ------------       ---------     -----------     ---------------
Wade H. Roberts, Jr.                50,000 (1)              7.6             $35.0000       2/27/11          $789,065
                                     1,200 (2)              0.2              26.7600       6/26/11            14,439
Charles R. Giesige                  14,100 (1)              2.1              35.0000       2/27/11           222,516
                                       660 (2)              0.1              26.7600       6/26/11             7,942
Linda R. Hansen                     16,500 (1)              2.5              35.0000       2/27/11           260,391
                                       780 (2)              0.1              26.7600       6/26/11             9,385
Apostolos T. Kambouroglou           10,200 (1)              1.6              35.0000       2/27/11           160,969
                                       660 (2)              0.1              26.7600       6/26/11             7,942
Stephen E. Markert, Jr.             15,000 (1)              2.3              35.0000       2/27/11           236,720
                                       780 (2)              0.1              26.7600       6/26/11             9,385
John C. Rich                        12,000 (1)              1.8              35.0000        3/4/02           189,376
                                       780 (2)              0.1              26.7600        3/4/02             9,385

----------
(1) The first 33 1/3% of the shares covered by these options vested on February 27, 2002, the second 33 1/3% of the shares covered by these options will vest on February 27, 2003 and the remaining 33 1/3% of the shares covered by these options will vest on February 27, 2004. All of a participant's options vest in full upon the participant's retirement, disability or death.

(2) The first 33 1/3% of the shares covered by these options vested on June 26, 2002, the second 33 1/3% of the shares covered by these options will vest on June 26, 2003 and the remaining 33 1/3% of the shares covered by these options will vest on June 26, 2004. All of the participant's options vest in full upon the participant's retirement, disability or death.

(3) Each option is subject to earlier termination if the officer's employment with C&D terminates under certain circumstances.

(4) The options were valued using the Black-Scholes pricing model. The following assumptions were used to calculate the Black-Scholes value for the option grants above:

                                                                        Grant Date
                                       -----------------------------------------------------------------------------
          Assumptions                           February 27, 2001                          June 26, 2001
      -----------------------------    -------------------------------------    ------------------------------------
      Expected Life (Yrs.)                              5                                        5
      Stock Price Volatility                           44.8                                    44.8
      Risk-Free Return                                 4.8%                                    4.9%
      Dividend Yield                                   .16%                                    .21%

      C&D has used the historical annual dividend yield and stock price volatility rates as assumptions for the Black-Scholes model. These are projections, and therefore there is no guarantee that these assumptions will be the actual annual dividend yield or stock price volatility over the next 5 years.

      Option Exercises in Last Fiscal Year and Fiscal 2002 Year-End Option
      Values

      The following table presents certain information concerning the amount and value of all unexercised stock options held by our President and Chief Executive Officer and the executive officers named in the Summary Compensation Table as of January 31, 2002.

                                                                                          Value of Unexercised In-
                                                                                        the-Money Options at 1/31/02
                                                    Number of Securities               -----------------------------
                                                   Underlying Unexercised
                                                     Options at 1/31/02              Exercisable                 Unexercisable
                                                   ---------------------------   ----------------------      ---------------------
                             Shares
                            Acquired
                               on      Value
                            Exercise  Realized     Exercisable   Unexercisable   Shares         Value          Shares     Value
           Name                (#)       ($)           (#)            (#)          (#)          ($)(1)          (#)       ($)(1)
-------------------------   --------  --------     -----------   -------------   ------         -----          ------     -----
Wade H. Roberts, Jr.            --          --       103,333        107,867      83,333        $459,791       16,667    $32,271
Charles  R.  Giesige,  Sr.      --          --        17,566         32,894      12,166          45,688        7,334     31,912
Linda R. Hansen                 --          --        20,000         37,280      13,333          37,170        6,667     18,587
Apostolos T. Kambouroglou       --          --        91,400         25,660      86,400         940,605        4,800      9,294
Stephen  E.  Markert, Jr.    3,500     $88,160       100,500         35,780      93,833         971,294        6,667     12,909
John C. Rich                    --          --         5,000         22,780          --              --           --         --

----------
      (1) Represents the number of shares covered by the option multiplied by the excess of (i) the closing price for shares of Common Stock ($20.28 per share) on January 31, 2002 over (ii) the aggregate exercise price of the option.

Employment Agreements

      Wade H. Roberts, Jr.

      We entered into an amended employment agreement with Mr. Roberts as of October 23, 2000. The agreement provides for a base salary rate of not less than $440,000 per year through March 31, 2001 and $485,000 per year from and after April 1, 2001, as may be adjusted from time to time by the Board of Directors. The employment agreement continues until either party provides to the other party at least 30 days' prior written notice of termination. In addition to base salary, the agreement provides that Mr. Roberts may participate in our employee benefit plans and programs, including our Supplemental Executive Retirement Plan, our stock option plans and our Incentive Compensation Plan. The agreement provides that Mr. Roberts' targeted bonus is 50% of his base salary for the fiscal year ended January 31, 2001 and 55% of his base salary for the fiscal year ending January 31, 2002 and each year thereafter, subject to achievement of targeted objectives. The agreement restricts Mr. Roberts from competing with us during his term and for a period of two years after his termination of employment or, in the case of termination upon a change of control, for a period of three years after his termination of employment.

      The employment agreement provides the following in the event of termination, subject to the terms and conditions of the agreement:

      o In the event of termination by reason of death or disability, we have agreed to continue paying Mr. Roberts' base salary for 180 days after the termination date. In the case of disability, after this period Mr. Roberts would be entitled to any amounts due and owing pursuant to any disability policy sponsored or made available by us to the extent he qualifies under the terms of the policy.

      o Upon termination for any reason other than pursuant to a change of control, Mr. Roberts will be entitled to his base salary through the date of termination, any bonus earned under any incentive compensation or bonus plan but not yet paid for the fiscal year ended prior to termination, a prorated bonus for the fiscal year in which termination occurs equal to the bonus of the prior year times the percentage of the year completed and accrued vacation pay, except that in the event of termination for cause, as defined in the agreement, or by Mr. Roberts voluntarily, Mr. Roberts would not be entitled to receive a prorated bonus.

      o If we terminate Mr. Roberts' employment for any reason other than cause, death, disability or pursuant to a change of control, in addition to the benefits to which he may be entitled under the agreement, for a two-year period after termination we will continue to pay Mr. Roberts his base salary at the rate in effect on the date of termination and his incentive bonus as soon as administratively practicable following the close of the fiscal year in which termination occurs and the fiscal year thereafter. Mr. Roberts will also be entitled to all rights and benefits under our benefit and incentive plans and perquisite programs.

      Upon termination by us after a "change of control" or by Mr. Roberts for "good reason," as those terms are defined in the employment agreement, Mr. Roberts will receive the following:

      o a lump-sum payment equal to all accrued obligations, consisting of his base salary through the date of termination, any bonus earned under any incentive compensation or bonus plan but not yet paid for the fiscal year ended prior to termination, a prorated bonus for the fiscal year in which termination occurs equal to the bonus of the prior year times the percentage of the year completed and accrued vacation pay;

      o a lump-sum payment of an amount equal to three years of his base salary;

      o a lump-sum payment of an amount equal to three of his annual incentive bonuses, which payment shall be equal to the greater of
            (i) the amount of all incentive bonuses paid to him with respect to each of the three most recently completed fiscal years for which a bonus has been paid or (ii) the incentive bonus paid to him with respect to the two most recently completed fiscal years for which a bonus has been paid plus an amount equal to his target bonus, as described in the agreement;

      o continued participation for three years in all health, medical and similar benefit plans in which he was participating immediately prior to the date of termination, except for any disability plans;

      o     immediate vesting of all unvested stock options;

      o amounts payable under our Supplement Executive Retirement Plan and our Deferred Compensation Plan upon a change of control;

      o     outplacement services; and

      o in the event any of these payments cause Mr. Roberts to be subject to an excise tax under the Internal Revenue Code (the "Code"), a gross-up bonus payment.

      Other Executive Employment Agreements

      We have also entered into employment agreements with Ms. Hansen, Mr. Markert, Mr. Giesige and Mr. Kambouroglou. Their annual base salaries under these agreements are subject to increase during the course of the year by the Compensation Committee of the Board of Directors. Effective April 1, 2001, their respective base salaries are: Ms. Hansen, $220,000, Mr. Markert, $200,000, Mr. Giesige, $165,000 and Mr. Kambouroglou, $162,000.

      Each executive's employment agreement continues on a month-to-month basis unless terminated by either party on 30 days' prior written notice. Each of the agreements restricts the executive from competing with us during the executive's respective term and for a period of one year after the executive's termination of employment, or, in the case of termination upon a change of control, for a period of two years after the executive's termination of employment. Each of the agreements also provides, subject to the terms and conditions of the agreement, that if the executive's employment is terminated by us without cause or as a result of the non-renewal of the agreement, we must pay the executive his/her base salary in effect at the date of termination for a one-year period. In the event of termination by reason of death, we have agreed to continue paying the executive's base salary for 180 days after the termination date. In the event of termination due to disability, as defined in the agreements, we will pay any accrued but unpaid base salary through the date of termination.

      Upon termination by us after a "change of control" or by the executive for "good reason," as those terms are defined in the employment agreements, the executive will receive the following:

      o a lump-sum payment equal to the executive's base salary through the date of termination and all benefits that have accrued to the executive under the terms of all employee benefits plans in which the executive participates;

      o a lump-sum payment of an amount equal to two years of the executive's base salary;

      o a lump-sum payment of an amount equal to two of the executive's annual incentive bonuses, as described in the agreement, which payment shall be equal to the greater of (i) the amount of all incentive bonuses paid to him or her with respect to each of the two most recently completed fiscal years for which a bonus has been paid or (ii) the incentive bonus paid to him or her with respect to the most recently completed fiscal year for which a bonus has been paid plus an amount equal to his or her target bonus, as described in the agreement;

      o continued participation for two years in all health, medical and similar benefit plans in which the executive was participating immediately prior to the date of termination, except for any disability plans;

      o     immediate vesting of all unvested stock options;

      o amounts payable under our Supplement Executive Retirement Plan and our Deferred Compensation Plan upon a change of control;

      o     outplacement services; and

      o in the event any of these payments cause the executive to be subject to an excise tax under the Code, a gross-up bonus payment.

      On August 16, 2001, we entered into an agreement and release with Dr. Rich, pursuant to which we agreed to pay Dr. Rich his regular salary under his employment agreement commencing as of August 7, 2001 (the "Transition Date") through the earlier of the date that Dr. Rich becomes self-employed, the date on which he commences employment for any third party or March 4, 2002 (the "Effective Date"). Dr. Rich's regular annual salary under his employment agreement as of the Transition Date was $224,000. As of the Transition Date, Dr. Rich became a non-executive officer employee. Dr. Rich was permitted to exercise stock options granted to him under our plans that vested on or prior to the Effective Date in accordance with the terms and provisions of the applicable plan. Dr. Rich was also permitted to continue to participate in our medical, dental and life insurance programs and in our Savings Plan through the Effective Date, but was not eligible to participate in our Incentive Compensation Plan after the Transition Date.

Pension Plans

      Pension Plan for Salaried Employees

      The C&D Technologies, Inc. Pension Plan for Salaried Employees (the "Pension Plan") covers certain nonunion salaried employees of C&D who either have participated in its predecessor company's pension plan or have completed one year of service with C&D. The Pension Plan is a noncontributory defined benefit plan that provides for normal retirement benefits beginning at age 65 but permits early retirement benefits in certain cases, subject to a reduction of benefits for employees who retire earlier than age 62. The Pension Plan is a qualified plan under Section 401(a) of the Code. The Pension Plan was amended in 2000 to provide that no employees will become eligible to participate in the Pension Plan after December 31, 2000 and to permit certain eligible employees who became eligible to participate during 2000 to elect to cease accruals in the Pension Plan effective December 31, 2000, in order to receive a larger allocation of Company contributions to the Savings Plan effective January 1, 2001. The Pension Plan was amended in 2001 to provide that benefits under the plan became frozen as of December 31, 2001 for all participants whose age plus years of service is less than 60 as of December 31, 2001. Participants whose benefit under the Pension Plan became frozen as of December 31, 2001 became eligible for an enhanced Company contribution under the Savings Plan based on the performance of the Company.

      Under the Pension Plan, the pension payable at normal or late retirement equals 2.1% of a participant's "average pay" (as defined below) during the highest paid five consecutive years of the participant's last ten years of employment multiplied by the number of years of credited service up to 15 (including service with our predecessor company), plus 1.6% of that average pay for each year in excess of 15 years up to a maximum of 15 additional years, reduced by .5% (the "Offset") of Covered Compensation (35-year average of the Social Security wage base ending the year prior to Social Security Normal Retirement Age) multiplied by the participant's years of credited service up to 30 years. The term "average pay" as used in the Pension Plan was amended January 1, 1994 to include salary, overtime, executive incentive compensation, sales bonuses, 30% of sales commissions and any tax deferred contributions to the Savings Plan. An unreduced disability benefit is provided after ten years of eligibility service, and a death benefit to a surviving spouse equal to approximately 50% of the value of the participant's pension benefit at the time of death is provided after five years of eligibility service or age 65. The Code places certain maximum limitations on the amount of benefit that may be paid under a qualified pension plan such as the Pension Plan. The current limitation on an employee's annual benefit is the lesser of $160,000 or the employee's average compensation for the three years that he/she was most highly compensated.

      The following table illustrates the total estimated annual pension benefits that would be provided upon retirement under the benefit formula described above to salaried employees for the specified remuneration and years of credited service classifications set forth below. Benefit amounts shown are computed on a straight life basis, prior to the Offset described above.

                                       Years of Credited Service (1)(2)(3)
                                ------------------------------------------------
Average Pay (4) ............         5        10        20         30         40

$150,000 ...................    15,750    31,500    59,250     83,250     83,250

$175,000 ...................    18,375    36,750    69,125     97,125     97,125

$200,000 or greater ........    21,000    42,000    79,000    111,000    111,000

----------
      (1) We expect that Messrs. Giesige, Kambouroglou and Markert will have approximately 21, 16 and 27 years of credited service, respectively, at normal retirement. Mr. Roberts' and Ms. Hansen's years of service have been frozen at 3 and 2.5, respectively.

      (2) For the plan year ended December 31, 2001, the amount of remuneration, for purposes of calculations under the Pension Plan, was $170,000 for each of Messrs. Roberts, Giesige, Kambouroglou and Markert and Ms. Hansen.

      (3) The maximum annual benefit of $160,000 will be reduced for pension benefits which begin before, and increased for pension benefits which begin after, the participant's Social Security Normal Retirement Age.

      (4) Effective January 1, 2002, the maximum compensation limit is $200,000. The limit from January 1, 2000 through December 31, 2001 was $170,000. The limit from January 1, 1997 through December 31, 1999 was $160,000. The limit was $150,000 from January 1, 1994 through December 31, 1996, and, for years prior to January 1, 1994, the limit ranged from $200,000 to $235,840.

            Supplemental Executive Retirement Plan

            We have adopted a Supplemental Executive Retirement Plan (the "SERP"), covering executives specified from time to time by the Board of Directors (presently including, among others, Messrs. Roberts, Giesige, Kambourglou and Markert and Ms. Hansen as of January 31, 2002). The SERP is a nonqualified, unfunded defined benefit compensation plan whose purpose is providing upon retirement or other qualifying event additional benefits to participants. The normal form of benefit under the SERP for an unmarried participant is a monthly annuity ceasing on the participant's death and for a married participant is a joint and 50% survivor annuity, although a married participant may elect to have benefits paid in a monthly annuity, subject to spousal consent. Participants become vested in their benefits under the SERP upon the earlier of the completion of 7 1/2 years (except for Mr. Roberts who will be vested in four years) of continuous employment with C&D or an affiliate or upon a change in control (as defined in the SERP). Mr. Roberts' maximum annual benefit will be $150,000 indexed annually by 4% beginning September 30, 1999. The maximum annual benefit for other named officers is $100,000, in each case indexed annually by 4% beginning September 30, 1998, reduced by (i) the annual accrued benefit under the Qualified Pension Plan for salaried employees as of the retirement or other qualifying event (based on a monthly single life annuity) payable at normal retirement age (as defined in the Pension Plan); (ii) one-half of the participant's social security benefit (as defined in the SERP) that would be payable as of the retirement or other qualifying event; and (iii) the annual single life annuity payable at age 65 based on the Actuarial Equivalent (as defined in the SERP) of the participant's account under our Savings Plan as of the retirement or other qualifying event solely attributable to matching contributions made by C&D. The actual annual benefits payable are the percentages set forth below of the maximum annual benefit, based on the number of years of employment prior to retirement or other qualifying event:

                    Years of Employment
                 Prior to Qualifying Event    Percentage Benefit
                 -------------------------    ------------------
                       less than 7.5                   0.0

                            7.5                       50.0

                             8                        53.3

                             9                        60.0

                             10                       66.7

                             11                       73.3

                             12                       80.0

                             13                       86.7

                             14                       93.3

                         15 or more                  100.0

      In the event that, prior to completing 7.5 years, Mr. Robert's employment with C&D is involuntarily terminated by C&D without cause (as defined in the SERP) or C&D fails to renew his employment agreement, then the actual annual benefits payable are the percentages set forth below of his maximum annual benefit, based on the number of years of employment prior to retirement or other qualifying event:

                            Schedule for Mr. Roberts

                    Years of Employment
                 Prior to Qualifying Event     Percentage Benefit
                 -------------------------     ------------------
                        less than 4                    0.0

                             4                        25.0

                             5                        31.3

                             6                        37.5

                             7                        43.8

                            7.5                       50.0

      Participants who retire from C&D or an affiliate before age 65 and after age 62 will receive the actual annual benefit calculated above reduced by 7% per year for each year prior to age 65.

      For participants who have been continuously employed by C&D or an affiliate for at least five years, if the qualifying event is a change of control, the actual annual benefit is determined by multiplying the maximum annual benefit by a fraction (not to exceed 1), the numerator of which is the number of years the participant would have been employed if he/she were continuously employed by C&D or an affiliate through age 65, and the denominator of which is 15. For participants who have been continuously employed by C&D or an affiliate for less than five years, the actual annual benefit is 50% of the amount referred to in the previous sentence. Benefits paid on account of a change of control are made in a single lump sum. A participant's SERP benefit may be forfeited in certain circumstances, including where the participant is terminated for cause or violates a covenant not to compete.

Nonqualified Deferred Compensation Plan

      We have adopted a Nonqualified Deferred Compensation Plan by which certain employees and directors may elect to defer receipt of a designated percentage or amount of their compensation.

Compensation of Directors

      We pay (i) our Chairman of the Board an annual retainer of $65,000 in grants of Common Stock (of which he may elect to receive one-third of such value in cash to permit him to pay a portion of the federal, state and local income taxes he will incur as a result of the receipt of the shares of Common Stock) and our non-employee directors an annual retainer of $20,000 in grants of Common Stock (of which they may elect to receive one-third of such value in cash to permit them to pay a portion of the federal, state and local income taxes they will incur as a result of the receipt of the shares of Common Stock), (ii) members of a committee of the Board of Directors other than the chairperson, $1,000 for each in-person meeting and $500 for each telephonic meeting of a committee attended and (iii) the chairperson of a committee of the Board of Directors, $1,500 for each in-person meeting or $750 for each telephonic meeting of a committee attended; in addition, we grant annually to each non-employee director options to purchase 4,000 shares of Common Stock at the closing price of the Common Stock on the date of grant. Under the C&D 1998 Stock Option Plan, the Board of Directors has the authority to make additional yearly grants of shares of Common Stock to each non-employee director having a fair market value on the date of the grant that may not exceed 1.25 times the non-employee director's compensation for the applicable annual period. Each of the directors is expected to own a reasonable number of shares of C&D's common stock, as is established from time to time by the Corporate Governance Committee.

Compensation Committee Report

      The Committee's Responsibilities

      The Compensation Committee is responsible for establishing C&D's basic compensation philosophy, reviewing and monitoring the development and operation of compensation programs to ensure fidelity with the core principles of C&D's compensation philosophy as well as their alignment with C&D's strategic objectives and stockholder interests, and reviewing, modifying and approving recommendations concerning management compensation. The Committee is composed entirely of outside directors. The Committee's actions and decisions are reported to the full Board.

      Compensation Philosophy

      The members of C&D's executive management team have primary responsibility for the stewardship of C&D on a day-to-day basis in the best interest of the stockholders. The basic purpose of C&D's executive compensation program is to facilitate the recruitment, recognition, motivation and retention of capable individuals who have consistently demonstrated their ability to meet and exceed the expectation of C&D's stockholders.

      The executive compensation program consists of various components, each intended to address specific issues, objectives and time horizons. The elements of the executive compensation program include:

      o Base Salaries. The basic compensation paid to executives as a fixed dollar amount each payday, typically subject to change only on an annual basis or concurrent with a significant change in responsibilities.

      o Management Incentive Compensation Plan. The primary form of variable compensation, which is intended to link overall levels of remuneration with the attainment of annually established individual and corporate objectives.

      o Stock Option Award Program. The component of the program intended to enable executives to create personal wealth on a long-term basis by steadily increasing stockholder value.

      o Executive Stock Ownership Guidelines. The portion of the program designed to help C&D attract and retain only executives who have a strong belief in C&D's long-term growth potential, and who are willing to assume the same downside risks as C&D's stockholders. For calendar year 2001, the Committee temporarily relaxed the executive stock ownership guidelines.

      o Supplemental Executive Retirement Program (SERP). A nonqualified income program designed to overcome the statutorily based limitations of C&D's qualified defined benefit and defined contribution retirement plans.

      Section 162(m) of the Code precludes tax deductions for compensation paid in excess of $1,000,000 to certain executive officers unless specified conditions are met. Based on current pay levels and the design of existing compensation plans, the Committee believes that any tax deductions that may be lost by reason of Section 162(m) for such compensation would not be material for the foreseeable future. No tax deductions were lost in the 2002 fiscal year due to Section 162(m). C&D's stock option plans conform to Section 162(m) conditions that permit tax deductions.

      Executive Officer Compensation

      The Compensation Committee reviews the performance of C&D's executive officers once a year.

      Base Salary. C&D has employment agreements with its principal executive officers that provide for annual reviews of their base salary, and any increases are typically effective on April 1. During this review, the Compensation Committee considers whether the executive officer's base salary should be increased based on individual performance and to assure that the base salary is competitive with that of executives in peer companies with comparable roles and responsibilities. The Compensation Committee did not increase the base salary of any of C&D's executive officers effective April 1, 2002. Rather, the Committee decided to defer this review until May 2002 and, if the Committee determines that any increases are justified based on the Company's financial condition at that time, those increases are expected to become effective on July 1, 2002.

      Annual Incentive Bonus. Under the Management Incentive Compensation Plan, each executive officer has an established target bonus amount, which is a percentage of the executive's base salary as in effect on April 1st of each year. The Board of Directors establishes overall corporate financial objectives for each fiscal year, and each executive officer and his/her direct supervisor develops a series of individual objectives for each executive officer, which reflect activities for which the executive officer either has direct personal responsibility or over which he/she can exert significant influence. The annual bonus payment involves a two-step process that occurs after the fiscal year-end performance results have become available: (i) for each level of attainment of the corporate financial goals and individual objectives actually reached, a corresponding achievement factor is established and (ii) an assessment of the executive's performance against his/her individual objectives is made. Each executive officer other than the Chief Executive Officer has a targeted bonus of 35% of his/her base salary, with the actual amount of the bonus dependent upon the achievement of targeted objectives. The maximum annual bonus award will be no greater than 200% of the executive's target amount, except that additional special bonus payments are permitted in recognition of extraordinary events, special contributions or circumstances that could not have reasonably been anticipated when the performance objectives were established. No bonuses were paid under the Incentive Compensation Plan for the 2002 fiscal year because the Company did not achieve these minimum corporate financial targets established under the plan for fiscal 2002.

      Stock Option Award Program. C&D's stock option program is governed by the terms of formal stock option plans that have been adopted by the Board of Directors and submitted to the stockholders for approval. Authority for administering the program has been delegated to the Compensation Committee. Stock option grants are typically considered annually and are awarded at the sole discretion of the Compensation Committee; however, stock options may be granted at any time in the discretion of the Committee. The number of shares included in a stock option grant are typically linked to three factors: (i) the executive's position level; (ii) an assessment of the executive's past performance; and (iii) an assessment of expected performance and contribution to the future success of C&D.

      Executive Stock Ownership Guidelines. Each of C&D's executive officers is expected to own a reasonable number of shares of C&D's Common Stock. In furtherance of this policy, the Board of Directors has established stock ownership guidelines and procedures. The amount of stock an executive officer is expected to own is based on his/her base salary. Executive officers other than the Chief Executive Officer are generally expected to own shares of C&D's Common Stock equal in value to 100% of the executive's base salary. Each executive has approximately four years to attain the expected level of ownership. During each of these four years, the executive will be expected to acquire enough shares to bring his/her total holdings to an amount equal to 25% of the final goal for each year the executive has held his/her current position. Stock option awards and shares owned through C&D's pension plan do not constitute shares owned for purpose of the guidelines. The Company maintains an executive stock purchase loan program to assist executive officers in satisfying the stock ownership guidelines.

      Chief Executive Officer Compensation

      The principles guiding compensation for C&D's Chief Executive Officer are substantially the same as those described above for the other executive officers. The Compensation Committee reviews the performance of the Chief Executive Officer at least once a year. For the fiscal year ended January 31, 2002, the Compensation Committee took the actions with respect to Mr. Roberts described below.

      Base Salary. Pursuant to the employment agreement between C&D and Mr. Roberts, Mr. Roberts' base salary was $485,000 at the beginning of the year. As with the other executive officers, Mr. Roberts' base salary will be reviewed by the Compensation Committee in May 2002 for possible increase effective July 1, 2002 if the Committee determines that the Company's financial performance at that time justifies an increase.

      Annual Incentive Bonus. Criteria for earning incentive awards pursuant to the Incentive Compensation Plan for the fiscal year ended January 31, 2002 were established for Mr. Roberts by the Compensation Committee early in the fiscal year, based in part on substantial achievement of earnings per share and cash flow objectives and in part on achievement of specified individual performance objectives. Under Mr. Roberts' employment agreement, his target bonus for the 2002 fiscal year was 55% of his base salary, with the actual amount of the bonus dependent upon the achievement of targeted objectives. Mr. Roberts did not receive a bonus under the Incentive Compensation Plan for the 2002 fiscal year because the Company did not achieve these minimum corporate financial targets established under the plan for fiscal 2002.

      Stock Options. Based on the report of an independent consultant who examined C&D's compensation policies, the Compensation Committee granted Mr. Roberts options to purchase 50,000 shares of Common Stock on February 27, 2001 at an exercise price of $35.00 per share, equal to 100% of the fair market value of a share of Common Stock at the time of the grant. Mr. Roberts was also granted options to purchase 1,200 shares of Common Stock on June 26, 2001 at an exercise price of $26.76 per share, equal to 100% of the fair market value of a share of Common Stock at the time of the grant.

      Executive Stock Ownership Guidelines. Under C&D's executive stock ownership guidelines, the Chief Executive Officer is expected to own shares of C&D's Common Stock equal in value to 200% of his base salary. The policy further requires Mr. Roberts to reach 75% of this goal, or share ownership having a value equal to 150% of his base salary, by December 31, 2002.


                                                     Kevin P. Dowd, Chair
                                                     Peter R. Dachowski
April 1, 2002                                        William Harral, III

Stock Price Performance Graph

      The following graph compares on a cumulative basis the yearly percentage change, assuming quarterly dividend reinvestment over the last five fiscal years, in the total stockholder return on the Common Stock, with the total return on the New York Stock Exchange Market Value Index (the "NYSE Market Value Index"), a broad entity market index, and the total return on a selected peer group index (the "SIC Code Peer Group Index"). The SIC Code Peer Group is based on the standard industrial classification codes ("SIC Codes") established by the U.S. government. The index chosen was "Miscellaneous Electrical Equipment and Supplies" and is comprised of all publicly traded companies having the same three-digit SIC Code (369) as C&D. The price of each unit has been set at $100 on January 31, 1997 for the purpose of preparation of the graph.

                 Comparison of Five-Year Cumulative Total Return

                 Among C&D Technologies, Inc., NYSE Market Value
                       Index and SIC Code Peer Group Index
                     Performance Results through January 31

Fiscal Year             C&D               NYSE           Peer Group
-----------             ---               ----           ----------
   1997                100.0             100.0              100.0
   1998                142.1             125.5              140.9
   1999                139.2             150.5              139.3
   2000                239.3             156.3              171.0
   2001                650.8             169.4              153.2
   2002                245.7             150.0               90.3

                          COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and beneficial owners of 10% or more of the Common Stock to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Common Stock and to provide copies of those filings to us. Based upon a review of those copies and written representations, we believe that for the fiscal year ended January 31, 2002, all of these reports were filed on a timely basis, except that Dr. Rich and Mr. Velker each failed to timely file one report. All of such reports have since been filed.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      Based upon the recommendation of the Audit Committee, the Board of Directors has reappointed PricewaterhouseCoopers LLP as C&D's independent accountants for the fiscal year ending January 31, 2003. In the absence of instructions to the contrary, the shares of Common Stock represented by a proxy delivered to the Board of Directors will be voted FOR the ratification of the appointment of PricewaterhouseCoopers LLP. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and, if he/she so desires, may make a statement.

      We have been informed by PricewaterhouseCoopers LLP that their firm has no direct financial interest nor any material indirect financial interest in C&D or any of its affiliated companies.

      Recommendation. The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending January 31, 2003.

                                  ANNUAL REPORT

      We are mailing our Annual Report for the fiscal year ended January 31, 2002 together with this Proxy Statement to stockholders of record of C&D at the close of business on April 11, 2002. We will provide additional copies, without charge, upon the request of stockholders. To obtain copies, you should contact us at C&D Technologies, Inc., 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422, Attention: Vice President-Finance and Chief Financial Officer.

                                 OTHER BUSINESS

      The Board of Directors does not know of any other business to be presented to the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting or any adjournments thereof, it is intended that the persons named in the accompanying proxy will vote on those matters according to their best judgment in the interests of C&D.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              /s/ Linda R. Hansen
                                              LINDA R. HANSEN
                                              Secretary

We request that you date and sign the enclosed proxy and return it in the enclosed, self-addressed envelope. No postage is required if you mail it in the United States. Your prompt response will be helpful, and we appreciate your cooperation.

                                      PROXY
                             C&D TECHNOLOGIES, INC.
           1400 UNION MEETING ROAD, BLUE BELL, PENNSYLVANIA 19422-0858
   SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
                 TO BE HELD AT THE UNION LEAGUE OF PHILADELPHIA
                    ON WEDNESDAY, MAY 29, 2002 AT 10:00 A.M.

     The undersigned hereby appoints Wade H. Roberts, Jr., Stephen E. Markert, Jr. and Linda R. Hansen, or any of them, with the power of substitution, as proxies and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of C&D Technologies, Inc. held of record by the undersigned at the close of business on April 11, 2002, at the Annual Meeting of Stockholders to be held on Wednesday, May 29, 2002, and at any adjournments of that meeting.

                   (Continued and to be signed on other side)

The Board of Directors recommends a vote FOR the nominees for directors set forth in proposal 1 and FOR proposal 2.

1.  Election of Directors:

     [ ]  FOR all nominees listed below:       [ ]  WITHHOLD AUTHORITY for all
                                                    nominees listed below:


          William Harral, III    Wade H. Roberts, Jr.   Peter R. Dachowski
            Kevin P. Dowd          Robert I. Harries      Pamela S. Lewis
              George MacKenzie       John A.H. Shober



INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY NOMINEE, WRITE THE NAME OF THE NOMINEE(S) IN THE SPACE PROVIDED:

--------------------------------------------------------------------------------

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending January 31, 2003:

    [ ]  FOR     [ ]  AGAINST     [ ]  ABSTAIN



3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting and any adjournments of the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS SET FORTH IN PROPOSAL 1 AND FOR PROPOSAL 2.


                 PLEASE SIGN EXACTLY AS YOUR NAME APPEARS BELOW.

                 Dated: _____________________________________________, 2002


                 ---------------------------------------------------------
                                          Signature

                 ---------------------------------------------------------
                               Representative Capacity (if any)



                 Please sign exactly as your name appears on this proxy. If you are signing in a representative capacity (for example, as attorney, executor, administrator, guardian, trustee, or the officer or agent of a company), you should indicate your name and title or capacity. If you hold the stock in custody for a minor (for example, under the Uniform Transfers to Minors Act), you should sign as custodian, not the minor. If you hold the stock in joint ownership with another person or persons, one owner may sign on behalf of all the owners.

                 PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OD AMERICA.